EXHIBIT 5.2

JOLIE KAHN, ESQ.
61 Broadway, Suite 2820
New York, NY 10006

December 27, 2007

Vyteris, Inc.
13-01 Pollitt Drive
Fair Lawn, NJ 07640

RE: Registration Statement on Form S-3, as amended

Gentlemen:

I have acted as counsel to Vyteris, Inc.., a Nevada corporation (the "Company") in connection with the preparation of a registration statement on Form S-3, as amended (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on or about December 27, 2007 relating to the registration under the Securities Act of 1933, as amended (the "1933 Act"), of an indeterminate number of shares of Common Stock and warrants in a total aggregate price not to exceed $50,000,000.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-B under the 1933 Act.

In connection with the rendering of this opinion, I have examined and are familiar with originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement; (ii) the amended and restated Certificate of Incorporation and the Bylaws of the Company, each as currently in effect; (iii) certain resolutions adopted by the Board of Directors of the Company relating to the issuance of the Common Shares and warrants, the preparation and filing of the Registration Statement and certain related matters; (iv) certain agreements, certificates of public officials, certificates of other officers or representatives of the Company or others; and (v) such other documents, certificates and records as I deemed necessary or appropriate as a basis for the opinions expressed herein.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein which I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.

I am an attorney licensed to practice in the State of New York and the opinions expressed herein are limited to the laws of the State of New York and the federal securities laws of the United States.

Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is my opinion that:

1.	The Warrant Shares have been duly authorized and, when issued against payment of the offering price therefor, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to the reference to my name in the Registration Statement.

This opinion is furnished to you in connection with the filing of the Registration Statement and, except as provided in the immediately preceding paragraph, is not to be used, circulated, quoted for any other purpose or otherwise referred to or relied upon by any other person without the express written permission of this firm.

Very truly yours,

/s/ JOLIE KAHN, ESQ.